EXHIBIT 4.1

                            1991 STOCK INCENTIVE PLAN

                        THIS DOCUMENT CONSTITUTES PART OF
                       THE PROSPECTUS COVERING SECURITIES
                         THAT HAVE BEEN REGISTERED UNDER
                           THE SECURITIES ACT OF 1933

                                TCSI Corporation
                            1991 Stock Incentive Plan

                               Summary Description
                             (as amended June 1997)

         In May 1991, TCSI Corporation (the "Company"), formally known as Teknekron Communications Systems, Inc., adopted the TCSI Corporation 1991 Stock Incentive Plan (the "Plan"). The Plan has been amended several times since its adoption. The Plan was adopted in order to promote the long-term success of the Company by providing incentives for key employees and consultants of the Company and by facilitating the efforts of the Company to obtain and retain employees and consultants of outstanding ability and exceptional qualifications and linking participants directly to stockholder interests through increased stock ownership.

         The Plan provides for the issuance of incentive stock options ("ISOs"), non-qualified stock options ("NSOs"), and restricted stock awards to key employees and consultants of the Company. Currently up to Seven Million Five Hundred Thousand (7,500,000) shares of Common Stock of the Company, par value $.01 per share, may be issued pursuant to the Plan from unissued or treasury shares. Beginning in January 1997, the number of shares available for issuance shall be increased by 750,000 shares per year.

         All officers and employees of and consultants to the Company and any future subsidiaries are eligible for participation in the Plan, provided however that only employees are eligible for ISOs.

         The Plan will terminate on May 19, 2001, subject to earlier termination by the Board of Directors.

         The Company has agreed to register and/or qualify the Plan, and has filed Registration Statements on Form S-8 with the Securities and Exchange Commission.

         You have been granted an award under the Plan. The type of award (ISO, NSO or restricted stock) and the terms of that award, including the number of shares subject to the award, are set forth in a grant letter and Annex I to 1991 Stock Option Incentive Plan Non-Qualified Option Agreement.

Administration of the Plan

         The Plan is administered by a Committee which consists of not less than two directors of the Company who are disinterested persons within the meaning of
Section 162(m) of the Internal Revenue Code and accordingly are ineligible to participate in the Plan (the "Committee"). The Committee is appointed by the Board of Directors of the Company. The Committee has the sole discretion, subject to certain limitations, to interpret the Plan, to select participants, to determine the size, type, terms and

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conditions of awards under the Plan, to authorize the grant of such awards,  and to adopt, amend and rescind rules relating to the Plan.

         The Committee's powers include, without limitation, the adoption of modifications, amendments, procedures, subplans and the like as are necessary to comply with provisions of the laws of other countries in which the Company may operate in order to assure the viability of Awards granted under the Plan and to enable participants employed in such other countries to receive advantages and benefits under the Plan and such laws.

         The Board of Directors of the Company may at any time suspend, discontinue, or modify the Plan, provided that such modifications do not materially impair any rights or obligations under any award made theretofore under the Plan without the consent of the participant to whom such award was made. No amendment to the Plan (unless approved by the shareholders of the Company) shall increase the number of shares of Common Stock in respect of which awards may be granted, amend the provisions regarding the incentive stock options so as to disqualify them under section 422, modify the class of eligible employees, or materially increase the benefits accruing to participants.

         Neither the Plan nor any award granted under the Plan confers upon any employee or consultant of the Company any right to continue in the employment or service of the Company or affect the right of the Company to dismiss any employee or terminate any consulting engagement.

         No award or other right granted to any participant under the Plan shall be assignable or transferable, other than by will or by the laws of descent and distribution. During the life of the participant, all rights granted to the participant under the Plan or under any Agreement shall be exercisable only by him or her or by his or her guardian or legal representative.

Description of Awards Under the Plan

Options.

         The Plan authorizes the award of two types of options: ISOs and NSOs. A stock option is a right granted by the Committee to the participant to purchase a specified number of shares of Common Stock from the Company at a price determined by the Committee at the date of grant. All options, whether ISOs or NSOs, are evidenced by a stock option grant letter sent to the participant. The maximum number of shares of common stock that may be granted to any participant in any fiscal year is 200,000.

ISOs.

         Incentive Stock Options may be granted to eligible participants at such times determined by the Committee, until April 30, 2000. The per share Incentive Stock Option price shall not be less than 100% of the fair market value at the time the option is granted. No ISO may be granted to an individual who, at the time of the proposed grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, unless the exercise price of such ISO is at least 110% of the fair market value of a share of Common Stock at the time the option is granted, and such ISO must expire five years from the date it is granted.

         The aggregate fair market value of the shares of Common Stock with respect to which ISOs are first exercisable during any calendar year by any eligible participant shall not exceed $100,000. If the aggregate fair market
value  exceeds  this  amount,   the  ISOs  granted  to  such

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participant  shall automatically be deemed to be NSOs.

NSOs.

         Non-Qualified Stock Options to purchase unrestricted shares of Common Stock or Restricted Stock may be granted to eligible participants at such times determined by the Committee. The option price per share shall be established by the Committee and may be less than 100% of the fair market value at the time of the grant. The NSO grant may include any other terms and conditions not inconsistent with the Plan as determined by the Committee, including making the NSOs exercisable in installments and at varying times depending upon events specified in the grant (i.e., vesting schedules).

Exercise of Options

         Each participant may elect to exercise an option which has been granted to that participant at any time thereafter, in whole or in part, from time to time within the period specified by the Committee at the time of the grant. This exercisability period may not exceed ten years from the date of the grant. The options all expire no later than three months following termination of employment for reasons other than death, disability or retirement. The Committee may establish a period of longer than three months in the event of termination as a result of death, disability or retirement for NSOs or as a result of death for ISOs. ISOs will terminate not later than three months after termination by reason of retirement and not later than twelve months after termination by reason of disability.

         A participant who elects to exercise an option may do so by filing a written notice of exercise with the Company, specifying the number of shares as to which the option is exercised.

         The exercise price of any option must be paid in full at the time of the exercise. The Plan permits the exercise price of the option to be paid to the Company in cash, by certified check, bank cashier's check or wire transfer, or if permitted by the Committee, by means of tendering Common Stock or surrendering another award, including restricted stock, or other option held by the participant, in each case valued at the fair market value on the date of exercise.

         The Plan permits an option granted under the Plan to be exercised by a broker-dealer acting on behalf of the participant upon delivery of a duly executed notice of election of exercise to the broker-dealer, if adequate provision has been made for the payment of any withholding taxes due and the parties otherwise comply with Regulation T as promulgated by the Federal Reserve Board.

         If the participant fails to accept delivery of and pay for all or any part of the number of shares specified in the notice of exercise upon tender or delivery thereof, the participant's right to purchase such undelivered shares may be terminated.

Restricted Stock

         The Committee is authorized under the Plan to issue shares of restricted Common Stock to eligible employees and consultants selected by the Committee. The Committee will determine the eligible participants to whom such grants will be made, the number of shares to be awarded, the price, if any, to be paid by the recipient, and all other conditions of the awards. Awards of restricted stock must be accepted within thirty days (or such shorter period as the Committee may specify) after the award date, by executing and delivering a restricted stock award agreement and

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paying whatever price (if any) is required.

         The participant shall not be permitted to sell, transfer, pledge, assign, or otherwise encumber shares of Restricted Stock during the restriction period as determined by the Committee. Any attempt to transfer shares of restricted stock during the restriction period, or noncompliance with any other conditions the Committee has placed on the shares shall act as a forfeiture of such shares. Termination of employment will also forfeit a participant's right to any shares still restricted, unless the Committee waives the restrictions.

         During the period of restriction, a participant will be entitled to beneficial ownership of the restricted stock, including the right to vote the shares and to receive dividends, if any are paid. Once the restriction period ends, the participant will receive certificates evidencing the ownership of the shares without restriction.

Loans to Finance the Purchase of Stock

         The Company or any subsidiary may make loans to a participant in connection with the exercise of an option or acquisition of restricted stock, subject to the terms and conditions the Committee may impose from time to time.

         No loan made under the Plan shall exceed the sum of the aggregate purchase price payable pursuant to the award with respect to which the loan is made, plus the amount of the reasonably estimated income taxes payable by the participant with respect to the award. The loan shall in no event exceed the fair market value of the shares of stock acquired upon such exercise or acquisition. No loan shall have an initial term exceeding five years, but loans shall be renewable at the discretion of the Committee. The loans made pursuant to the Plan shall become immediately due and payable in full upon the termination of employment of the participant.

         Loans under the Plan shall be with full recourse against the participant to whom the loan is granted, and shall be secured by a pledge of shares with a fair market value of not less than the principal amount of the loan at the time the loan is made. Loans under the Plan may be satisfied in cash or, with the consent of the Committee, by the transfer of shares of Common Stock, the fair market value of which on the date of such payment is equal to the amount of the loan so satisfied.

Resales of Stock Issued Under the Plan

         Participants who receive stock under the Plan (whether by exercise of options or receipt of restricted stock awards) and who are not "affiliates" of the Company within the meaning of the rules and regulations under the Securities Act of 1933, as amended (the "Securities Act"), ordinarily may publicly resell the stock received pursuant to the Plan without registration under the Securities Act, in reliance on Section 4(1) thereof. Affiliates of the Company may not publicly resell stock received pursuant to the Plan without separate registration under the Securities Act, compliance with Rule 144 promulgated under the Securities Act or reliance upon another exemption under the Securities Act.

         Under Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations promulgated thereunder, any Reporting Person who sells stock received under the Plan within six months of the receipt of the option or the restricted stock award will be obligated to match the receipt of such shares with any sales of shares of the Company's Common Stock within six months before or after the receipt of the option or restricted stock award and may be obligated to pay to the Company all or a portion of any amount of the sales price received for

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the shares  sold in excess of the  purchase  price  paid for the  stock.  If the participant holds the option (or upon exercise, the stock) received under the Plan for more than six months collectively, then the acquisition of such options and/or shares will not be treated as a purchase of securities for purposes of
Section 16(b). Reporting Persons are advised to consult their individual counsel as to their status as an affiliate and as to the applicability of Section 16(b) of the Exchange Act to the acquisition of an option or restricted stock under the Plan and to the sale of such stock or other sales of the Company's Common Stock within six months before or after such acquisition.

Tax Effects

         THE COMPANY TRUST HAS NOT REQUESTED A RULING FROM THE INTERNAL REVENUE SERVICE, OR AN OPINION OF COUNSEL, REGARDING THE INCOME TAX CONSEQUENCES TO ANY AFFECTED PARTY WHICH WILL RESULT FROM THE TRANSACTIONS DESCRIBED HEREIN. Accordingly, the following is merely a general summary of anticipated federal income tax consequences, which is not intended to be relied on by participants. The Company intends, however, to file tax and information returns, and otherwise report the transactions, on the basis described in the succeeding paragraphs, unless it determines, based on professional advice, that such reporting would not be correct. State and local tax consequences of the contemplated transactions are not addressed in the following discussion. PARTICIPANTS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING ALL APPLICABLE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THEIR PARTICIPATION IN THE STOCK PLAN.

ISOs.

         An employee who is granted an ISO will not recognize taxable income either on the date of grant or on the date of its timely exercise. However, the excess of the fair market value of the shares of the Company's Common Stock on the date of exercise over the exercise price is an item includible in the tax base upon which the alternate minimum tax may be imposed. A participant may be required to pay an alternative minimum tax even though the participant receives no cash upon exercise of the ISO with which to pay such tax.

         Disposition of Common Stock acquired upon exercise of an ISO will result in the recognition of long term capital gain or loss equal to the difference between the sale price and the option exercise price, provided the participant has not disposed of the Common Stock within two years of the date of grant, and one year of the date of exercise. If the participant does not satisfy these holding periods, the disposition of the option shares is a "disqualifying disposition" and the participant will recognize income in the year of the disqualifying disposition equal to the excess of the amount received for the shares over the exercise price. Of that income, the portion equal to the excess of the fair market value of the shares at the time the ISO was exercised over the exercise price will be treated as compensation to the participant, taxable as ordinary income, and the balance, (if any) will be long-term or short-term capital gain depending on whether the shares were sold more than one year after the ISO was exercised. If the participant sells the shares in a disqualifying disposition at a price that is below the exercise price, the loss will be a short-term capital loss if the participant has held the shares for one year or less and otherwise will be a long-term capital loss.

         Under current IRS rulings, special rules apply for determining a participant's tax basis in and holding period for Common Stock acquired upon the exercise of an ISO if the participant pays the exercise price of the shares in whole or in part with previously owned shares of Company Common Stock. Under these rules, the participant does not recognize any income or loss from

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delivery  of shares of Common  Stock  (other  than  shares  previously  acquired through the exercise of an ISO and not held for the statutory holding periods) in payment of the exercise price. The participant's basis in and holding period (for capital gain purposes, but not for disqualifying disposition purposes) for the previously-owned shares will carry over to the newly-acquired shares on a share-for-share basis up to a number of newly-acquired shares equal to the number of previously-owned shares delivered; as to each remaining newly-acquired share, the participant's basis will be zero (or, if part of the exercise price is paid in cash, the amount of such cash divided by the number of remaining newly-acquired shares) and the participant's holding period will begin on the date such share is transferred to the employee.

         If a participant pays the exercise price of an ISO in whole or in part with previously-owned shares that were acquired upon the exercise of an ISO and have not been held for the statutory holding periods, the participant will recognize compensation income (but not capital gain) under the rules applicable to disqualifying dispositions.

         The Company is not entitled to any deduction with respect to the grant or exercise of an ISO or the subsequent disposition of the shares acquired upon exercise of an ISO if the participant does not have any disqualifying dispositions. If the participant has compensation taxable as ordinary income as a result of a disqualifying disposition, the Company will be entitled to a deduction of an equivalent amount in the year in which the disqualifying disposition occurs.

NSOs.

         A participant who is granted a NSO recognizes no income upon the grant of the NSO. At the time of exercise, however, the participant recognizes compensation income equal to the difference between the option exercise price and the fair market value of the Common Stock on the date of exercise. This income is subject to income and employment tax withholding. The Company is entitled to an income tax deduction corresponding to the compensation income recognized by the participant, unless the compensation is treated as a capital expenditure or inventory cost. If the participant is subject to the restrictions of Section 16(b) of the Securities Exchange Act of 1934, the time of recognition of compensation and the amount thereof, and the availability of a tax deduction to the Company, will be determined when such restrictions cease to apply.

         Upon a subsequent sale of the Common Stock acquired upon exercise of a NSO, the participant will recognize capital gain or loss equal to the difference between the sales proceeds and the tax basis of the shares sold. The participant's capital gain will be long-term or short-term, depending upon whether the stock sold was held more than one year. The Company will not receive a deduction for any gain recognized by the participant.

         If the participant pays the exercise price for a NSO entirely in cash, the participant's tax basis in the Common Stock received equals the stock's fair market value on the exercise date and the participant's holding period begins on the day after the exercise date. If, however, the participant pays the exercise price of a NSO in whole or in part with previously-owned shares of Common Stock, then the participant's tax basis in and holding period for the newly-acquired shares will be determined as follows: as to a number of newly-acquired shares equal to the number of previously-owned shares delivered, the participant's basis in and holding period for the previously-owned shares will carry over to the newly-acquired shares on a share-for-share basis, thereby deferring any gain inherent in the previously-owned shares. As to each remaining newly acquired share, the participant's basis will equal the share's value on the exercise date and the participant's holding period will begin on the day after the exercise date. The participant's compensation income, which is taxable as ordinary income upon such exercise, and the Company's deduction will not be

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affected  by whether the  exercise  price is paid in cash or in shares of Common
Stock.

Restricted Stock.

         A participant granted restricted stock will in most cases be subject to tax at ordinary income rates on the fair market value of the restricted stock at the time the restrictions lapse or the shares otherwise become vested. However, a participant who makes an election under Section 83(b) of the Code within 30 days of the date of grant will have ordinary income as of such date equal to the fair market value of the shares of restricted stock determined without regard to the restrictions. If the shares subject to such election are forfeited, the participant will not be entitled to a deduction, refund or loss for tax purposes, except to the extent of any cash or property paid for the stock. In the case of a sale of shares after the expiration of the restriction period, the holding period to determine whether the participant has long-term or short-term capital gain or loss begins upon such expiration and the tax basis for such shares will be equal to the fair market value thereof on such date. If the participant elects to be taxed as of the date of grant, however, the holding period commences on such date and the tax basis will be equal to the fair market value of the shares on the date of grant determined without regard to the restrictions. The Company will in most instances be entitled to a deduction equal to the amount treated as compensation to the participant.

         Withholding of Tax. The Plan permits the Company to deduct applicable taxes from any Award payment and withhold an appropriate number of shares for, or require the participant to remit an amount sufficient to satisfy, the payment of all taxes required by any federal, state or other governmental withholding tax requirements or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of taxes. Effective January 1, 1993, applicable withholding rates were increased to 31% under federal law, with an additional 6% withholding under California law for California residents. The Company may elect to deduct such taxes from any other amounts payable then or thereafter in cash or otherwise to the participant. If permitted by the Committee, a participant may make a written election to have shares of the Common Stock withheld from the shares otherwise to be received. If the Committee in its discretion permits Common Stock to be used to satisfy tax withholding, such stock shall be valued based on the Fair Market Value of the Common Stock on the date the applicable tax is required to be withheld.

         General Considerations. The Plan is not subject to the Employment Retirement Income Security Act of 1974, as amended and is not a qualified Plan under Section 401(a) of the Internal Revenue Code of 1986, as amended.

PARTICIPANTS MUST UNDERSTAND THAT NO ASSURANCE CAN BE GIVEN THAT THE INTERNAL REVENUE SERVICE WILL AGREE WITH ALL, OR ANY, OF THE ANTICIPATED TAX CONSEQUENCES DESCRIBED ABOVE. BECAUSE OF THE COMPLEXITY OF THE TAX LAW AND APPLICABLE REGULATIONS, AND THE LACK OF DIRECT AUTHORITY ON MANY OF THE ISSUES, OTHER TAX TREATMENTS OF THE TRANSACTIONS, WHICH COULD BE LESS FAVORABLE TO PARTICIPANTS, ARE POSSIBLE AND MAY ULTIMATELY BE DETERMINED TO BE CORRECT, THEREBY EXPOSING PARTICIPANTS TO RISKS OF INTEREST AND PENALTIES. CHANGES IN THE LAW AND REGULATIONS MAY ALSO AFFECT THE CONSEQUENCES DISCUSSED ABOVE.

Further Information

         Any participant who would like to obtain further information about the Plan and its

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administrators,  including  copies  of the Plan as  amended  from  time to time, should contact the Director of Human Resources at the Company, 1080 Marina Village Parkway, California 94501, telephone number (510) 749-8500.

         The Company will provide, without charge, to any participant who may so request, any and all of the following: the Company's latest prospectus filed pursuant to Rule 424(b) under the Exchange Act, all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1991 and copies of all other reports, proxy statements and other communications distributed to the Company's shareholders. Any such request should be directed to TCSI Corporation's Director of Human Resources at the above-referenced address and telephone number.


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